Exhibit 99.1

Sono-Tek Announces Preliminary Fiscal Year 2015 Results

(March 6, 2015 - Milton, NY) Sono-Tek Corporation (OTCQB: SOTK) today announced preliminary sales of $10,850,000 for the fiscal year ended February 28, 2015, compared to sales of $10,280,000 for the previous fiscal year, an increase of $570,000 or 6%. During fiscal year 2015, the Company had a continuing upward trend in sales, in both quarter to quarter and quarter versus the previous year’s quarter. The current year’s success has been due to increases in specialty glass coatings, stent coating applications, fuel cell coatings, and food antimicrobial applications coupled with steady sales of SonoFlux equipment to the electronics printed circuit board industry, balloon catheter applications, and spray drying applications. Based on current backlog, shipments, and proposals, the Company is expecting another increase for the first quarter of the fiscal year (March-May 2015) compared to last year. The Company is targeting a 10% growth in revenues for fiscal year 2016. Anticipated growth segments include the float glass industry, the food industry, advanced textile coatings, semiconductors and fuel cells. Other areas are expected to remain steady, with the exception of solar energy and specialty glass applications, which may show a decline.

The Company is expected to report income before taxes of $700,000 for the year ended February 28, 2015 as compared to $615,000 for the year ended February 28, 2014, an increase of $85,000 or 14%. The Company’s “income before taxes” for 2015 will be finalized once the independent audit is completed in May 2015. During fiscal 2015, the Company increased spending for research and development and sales and marketing, invested in its facilities and upgraded its internal machine shop and production facility. The Company is hopeful that these investments will create continued growth for the new year and beyond.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased with the ongoing strength of our business, both compared to a year ago and to preceding years. We now have a solid foundation in place, a balance sheet that allows flexibility to invest in our people, products and manufacturing platform. Our profitability and cash generation allows us to grow through continuous creation of innovative uses for our ultrasonic spraying and coating systems, and then selling them to the various global markets we serve. This year we are celebrating our 40th year in business, and each year during that span has seen a continued diversification of geographical markets and areas of application. This diversification has provided and will continue to provide the basis for our success.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, the completion and results of the audit of Sono-Tek’s results of operations for the year ended February 28, 2015; general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform; continued penetration into the U.S. and European food coating and solar energy markets, maintenance of order backlog, consummation of order proposals, continued sales strength in multi access coating units, stent coating, semiconductor and PCB fluxing, stability of overseas markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.